As filed with the Securities and Exchange Commission on December 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

OREGON	93-0256722
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

220 N.W. Second Avenue Portland, Oregon	97209
(Address of Principal Executive Offices)	(Zip Code)

NORTHWEST NATURAL GAS COMPANY

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

(Full title of plan)

C. J. RUE

Secretary

Northwest Natural Gas Company

220 N.W. Second Avenue

Portland, Oregon 97209

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 226-4211

Copy to:

STUART CHESTLER

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Deferred Compensation Obligations (1)	$5,000,000		N/A		$5,000,000		$633.50
Common Stock, $3 1/6 par value (including attached Rights to Purchase Common Stock)	100,000 shares	(2)	$33.505	(3)	$3,350,500	(3)	$424.51
Total							$1,058.01

(1)	The Deferred Compensation Obligations are unsecured obligations of Northwest Natural Gas Company to pay deferred compensation in the future in accordance with the terms of the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (the “Plan”).
(2)	These shares will be purchased in the open market from time to time for delivery under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $33.505, which was the average of the high and low prices of the Common Stock on November 26, 2004 as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by Northwest Natural Gas Company (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Company’s annual report or prospectus referred to in (a) above.

(c) The descriptions of the Common Stock of the Company and the Rights to Purchase Common Stock contained in the Company’s registration statements filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating the descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

This Registration Statement registers deferred compensation obligations of the Company under the Plan. These securities represent the contractual obligations of the Company to pay deferred compensation in the future to Plan participants in accordance with the terms of the Plan (the “Obligations”). The amount of compensation to be deferred by each participant will be based on elections by the participant in accordance with the terms of the Plan, and the Obligations will generally become due on retirement, death, other termination of employment or service or on such other date as the participant elects and in the form elected by the participant in accordance with the terms of the Plan.

Deferrals of salary, bonuses, directors’ fees, cash compensation payable pursuant to long term incentive plan awards and Company contributions made in accordance with the terms of the Plan will be credited to the participant’s cash account under the Plan (a “Cash Account”). Long term incentive plan awards payable in shares of common stock of the Company (“Common Stock”) may also be credited to a participant’s Cash Account. A participant’s Cash Account is denominated in U.S. dollars. Interest is credited to the participant’s Cash Account in accordance with the terms of the Plan as of the last day of each calendar quarter at a rate equal to the quarterly equivalent of an annual yield that is two percentage points higher than the annual yield on Moody’s Average Corporate Bond Yield for the preceding quarter, or if such index is no longer published, a substantially similar index selected by the Company. At no time shall the interest rate be less than six percent annually. The Obligations with respect to a participant’s Cash Account will be payable in cash.

The Plan also permits participants to defer the receipt of shares of Common Stock awarded under the Company’s stock compensation and long term incentive plans (“Stock Deferrals”). Shares deferred by a participant will be credited to the participant’s stock account under the Plan (a “Stock Account”) and distributed to the participant in accordance with the terms of the Plan. Stock Accounts are also credited with dividends in accordance with the terms of the Plan. Subject to the terms of the Plan, each participant may elect to transfer to the participant’s Stock Account amounts previously credited to the participant’s Cash Account. The Obligations with respect to a participant’s Stock Account will be settled in Common Stock plus cash for fractional shares.

The right of each participant to receive payments or distributions under the Plan is that of a general, unsecured creditor of the Company. A participant’s interest under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. A participant may designate in accordance with the terms of the Plan one or more beneficiaries to receive benefits under the Plan upon the participant’s death. The Company reserves the right to amend the Plan at any time, except that no such amendment shall decrease or restrict any amounts already credited to a participant’s accounts under the Plan or accelerate or decelerate the payment of benefits with respect to any amounts already credited to a participant’s accounts under the Plan. The Company reserves the right to partially or completely terminate the Plan if the effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company. In the event of a partial termination, no new deferral elections will be accepted and deferrals being made pursuant to then existing deferral elections will be terminated, but the Plan shall continue to operate with respect to all compensation deferred prior to the date of the partial termination. In the event of a complete termination, the Plan shall cease to operate and the Company shall as soon as practicable pay to each participant in a single lump sum payment the balances in his or her Plan accounts. The Company may also cancel any deferral election in whole or in part and immediately distribute any compensation deferred pursuant to such election if the Company determines that deferrals pursuant to such election would or may cause the Plan to be operated in violation of Section 409A of the Internal Revenue Code.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “Act”) provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

(1) shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

(2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

(3) may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct in Section (2) or (3) above has been met and a written undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

The Company’s Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

The Company’s Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

The Company’s shareholders have approved and the Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

(1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

(2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

(3) indemnity is explicitly provided for judgments and settlements in derivative actions;

(4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

(5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives. Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 18, 2004, File No. 001-15973.

4.2	Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3a to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-994.

4.3	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 001-15973.

4.4	Rights Agreement, dated as of February 27, 1996, between the Company and Boatmen’s Trust Company (American Stock Transfer & Trust Company, successor), which includes as Exhibit A thereto the form of a Right Certificate and as Exhibit B thereto the Summary of Rights to Purchase Common Shares. Incorporated by reference to Exhibit 1 to Form 8-A, dated February 27, 1996, File No. 0-994.

4.5	Amendment No. 1, dated October 5, 2001, to Rights Agreement, dated as of February 27, 1996, between the Company and Boatmen’s Trust Company (American Stock Transfer & Trust Company, successor). Incorporated by reference to Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 001-15973.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 2, 2004.

NORTHWEST NATURAL GAS COMPANY

By	/s/ Mark S. Dodson
Mark S. Dodson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 2, 2004.

Signature	Title
/s/ Mark S. Dodson	President and Chief Executive Officer and Director (Principal Executive Officer)
Mark S. Dodson

*DAVID H. ANDERSON	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
David H. Anderson

*STEPHEN P. FELTZ	Treasurer and Controller (Principal Accounting Officer)
Stephen P. Feltz

*TIMOTHY P. BOYLE	Director
Timothy P. Boyle

*MARTHA L. BYORUM	Director
Martha L. Byorum

*JOHN D. CARTER	Director
John D. Carter

*C. SCOTT GIBSON	Director
C. Scott Gibson

Director
Tod R. Hamachek

*RANDALL C. PAPÉ	Director
Randall C. Papé

*RICHARD G. REITEN	Director
Richard G. Reiten

*MELODY C. TEPPOLA	Director
Melody C. Teppola

*RUSSELL F. TROMLEY	Director
Russell F. Tromley

*RICHARD L. WOOLWORTH	Director
Richard L. Woolworth

*By	/s/ C.J. Rue
C.J. Rue,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives. Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 18, 2004, File No. 001-15973.

4.2	Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3a to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-994.

4.3	Bylaws of the Company, as amended. Incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 001-15973.

4.4	Rights Agreement, dated as of February 27, 1996, between the Company and Boatmen’s Trust Company (American Stock Transfer & Trust Company, successor), which includes as Exhibit A thereto the form of a Right Certificate and as Exhibit B thereto the Summary of Rights to Purchase Common Shares. Incorporated by reference to Exhibit 1 to Form 8-A, dated February 27, 1996, File No. 0-994.

4.5	Amendment No. 1, dated October 5, 2001, to Rights Agreement, dated as of February 27, 1996, between the Company and Boatmen’s Trust Company (American Stock Transfer & Trust Company, successor). Incorporated by reference to Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 001-15973.

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.